Exhibit 3.1

WHEREAS, Section 5 of Article IV of the Bylaws reads as follows:

“Chairman and Vice Chairman of the Board.

The Board of Directors shall appoint a Chairman of the Board and if desired, a Vice Chairman or two Co-Vice Chairmen of the Board. The Chairman or, in his or her absence, the Vice Chairman or Co-Vice Chairmen shall preside at all meetings of the Board and at all meetings of the shareholders and shall perform other duties as directed by the Board. A director’s service as Chairman, Vice Chairman or Co-Vice Chairman of the Board shall not by itself constitute a director as an officer or employee of the Corporation except as, and solely to the extent, required by applicable law.”

NOW, THEREFORE, BE IT RESOLVED, that the Bylaws of the Corporation shall be amended to (i) delete the provisions of Section 5 of Article IV and replace them with the phrase “Intentionally Omitted” and (ii) add Section 12 to Article II which shall read in full as follows:

“Section 12. Chairman and Vice Chairman of the Board and Lead Independent Directors.

The Board of Directors shall appoint a Chairman of the Board and if desired, a Vice Chairman or two Co-Vice Chairmen of the Board. The Chairman or, in his or her absence, the Vice Chairman or Co-Vice Chairmen, shall preside at all meetings of the Board and at all meetings of the shareholders and shall perform other duties as directed by the Board. A director’s service as Chairman, Vice Chairman or Co-Vice Chairman of the Board shall not by itself constitute a director as an officer or employee of the Corporation except as, and solely to the extent, required by applicable law. If the offices of the Chief Executive Officer and Chairman are not separate or if the Chairman is not considered by the Board of Directors to be an independent director, the independent directors will elect one or more of their number to serve as Lead Independent Director(s). The Lead Independent Director(s), if any, will chair meetings and executive sessions of the independent directors, will facilitate communications between other members of the Board of Directors and the Chief Executive Officer/Chairman, and will assume other duties which the Board of Directors as a whole may designate from time to time.”